Exhibit 99.1

CORRECTING and REPLACING Gardiner Healthcare Acquisitions Corp. Receives Notice Regarding Late Form 10-Q Filing From The Nasdaq Stock Market LLC

CORRECTION...by Gardiner Healthcare Acquisitions Corp.

SHAKER HEIGHTS, Ohio--(BUSINESS WIRE)--Second paragraph, second sentence of release dated August 25, 2023, should read: The Notice states that the Company has 60 calendar days from the date of the Notice, or October 17, 2023, to submit a plan to regain compliance with the Listing Rule. (Instead of The Notice states that the Company has 60 calendar days from the date of the Notice, or October 2, 2023, to submit a plan to regain compliance with the Listing Rule.)

The updated release reads:

Gardiner Healthcare Acquisitions Corp. Receives Notice Regarding Late Form 10-Q Filing From The Nasdaq Stock Market LLC

Gardiner Healthcare Acquisitions Corp. (NASDAQ: GDNR, the “Company”) announced today that it received a notice (the “Notice”) on August 18, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. The Notice states that the Company has 60 calendar days from the date of the Notice, or October 17, 2023, to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Form 10-Q, or February 12, 2024, to file the Form 10-Q to regain compliance. The Company continues to work diligently to finalize its Form 10-Q and plans to file its Form 10-Q as promptly as possible to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires disclosure of receipt of a deficiency notification.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on the healthcare or healthcare related industries. The Company is sponsored by the Gardiner Healthcare Holdings, LLC, Chardan Gardiner LLC, and CCMAUS Pty Ltd.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Contact:

Marc F. Pelletier, PhD

ir@gardinerhealthcare.com